Exhibit 14.1

ORASURE TECHNOLOGIES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

(As amended through August 12, 2019)

Introduction

The reputation and integrity of OraSure Technologies, Inc. (together with its subsidiaries, the “Company” or “we”) are valuable assets that are vital to the Company’s success.  Each director, officer and employee of the Company is therefore responsible for conducting the Company’s business in a manner that demonstrates a commitment to the highest standards of integrity, honesty and compliance with law.

This Code of Business Conduct and Ethics (this “Code” or “Code of Conduct”) covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide directors, officers and employees of the Company.  All of our directors, officers and employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

The purpose of this Code is to focus on areas of ethical or legal risk, provide guidance to help recognize and deal with ethical and legal issues, provide mechanisms to report unethical or illegal conduct, and foster a culture of honesty and accountability.  Dishonest or unethical conduct or conduct that is illegal will constitute a violation of this Code, regardless of whether such conduct is specifically referenced herein.

The Company’s Board of Directors (the “Board of Directors” or “Board”) is ultimately responsible for the implementation of this Code of Conduct.  The Board has designated the Company’s General Counsel to be the compliance officer (the “Compliance Officer”) for the implementation, interpretation and administration of this Code, including periodically reviewing this Code and proposing any changes to this Code that are deemed necessary or appropriate.

We understand that questions regarding the application or interpretation of this Code of Conduct may arise from time to time.  Directors and employees should feel free to direct questions to the Compliance Officer.  In addition, employees who observe, learn of, or, in good faith, suspect a violation of this Code, must immediately report the violation to the Compliance Officer.  Alternatively, employees have the option of contacting the Chief Executive Officer or submitting a confidential or anonymous complaint to the Compliance Officer.  Employees who report violations or suspected violations in good faith will not be subject to retaliation of any kind.  Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.  If you are in a situation which you believe may violate or lead to a violation of this Code, you should follow the procedures described in Sections 14-16 of this Code.

Statements in this Code of Conduct to the effect that certain actions may be taken only with Company approval will be interpreted to mean that appropriate officers or Board or Audit Committee members must give prior written approval before the proposed action may be undertaken.  This Code of Conduct should be read in conjunction with the Company’s Employee Handbook and other policies, policy statements or procedures adopted by the Company from time to time, including (i) the Policy Statement on Dealing with Company Information, Including Insider Information and Insider Securities Trading (the “Insider Trading Policy”), (ii) the Fair Disclosure Policy, (iii) the Audit Committee Procedures for Reporting and Investigating Complaints, (iv) the Substance Abuse and Drug Testing Policy, (v) the Travel Policy and (vi) the Policy on Interactions with Healthcare Professionals.

A copy of this Code of Conduct will be supplied to all new directors, officers and employees, and updates will be provided upon any changes to this Code.  Employees will receive periodic training on the contents and importance of this Code of Conduct and related policies and the manner in which violations must be reported and waivers must be requested.  Each employee of the Company will be asked to certify on an annual basis that he or she has read, is familiar with, and is in full compliance with, this Code of Conduct and related policy statements.  Moreover, each employee will acknowledge that he or she are familiar with the procedures for reporting potential violations of this Code.

This Code of Conduct will be strictly enforced.  All managers and supervisors are required to enforce this Code subject to its terms and are not permitted to sanction or condone violations.  There will be serious adverse consequences for non-adherence to this Code, which may include removal from a position as director or officer or dismissal as an employee of the Company.

1.	Compliance with Laws

The Company markets and sells its products in the United States and internationally.  A variety of domestic and foreign laws, rules and regulations apply to the Company, its operations and the products that the Company manufactures, markets and sells.  These laws include, among others, medical device regulations promulgated by the U.S. Food and Drug Administration (FDA) and similar agencies in other countries, securities laws, antitrust laws, state laws relating to duties owed by corporate directors and officers and laws related to the marketing of medical devices and interaction with healthcare professionals.

Disregard of the law will not be tolerated.  Violation of domestic or foreign laws, rules and regulations may subject the Company and its officers, directors and employees to serious civil and criminal penalties.  Examples of criminal violations of the law include:  mislabeling or misrepresenting products; stealing, embezzling, misapplying corporate or bank funds, using threats, physical force or other unauthorized means to collect money; making a payment for an expressed purpose on the Company’s behalf to an individual who intends to use it for a different purpose; or making payments, whether corporate or personal, of cash or other items of value that are intended to influence the judgment or actions of political candidates, government officials, private and public regulatory agencies or businesses in connection with any of the Company’s activities.  The Company must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report, as appropriate, non‑criminal violations.  Nothing in this Section is intended to prevent directors, officers or employees from otherwise making lawful political contributions or lawfully participating in political fundraising events in their individual capacities.  A more detailed discussion regarding restrictions on political contributions is set forth in Section 4 of this Code.

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  Our success depends on each director, officer and employee operating within legal guidelines and cooperating with local, national and international authorities.  We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility.  Although not all employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from managers, supervisors or the Company’s General Counsel.

2.	Honesty and Ethical Conduct

Beyond compliance with laws, the Company requires that all of its directors, officers and employees act honestly, with integrity and in a manner that meets the highest standards of ethical behavior.  This includes the obligation to avoid any actual or apparent conflicts of interest in personal and professional relationships.  More detailed discussions regarding conflicts of interest and the requirements for approval of “related party” transactions are set forth in Sections 4 and 13 of this Code, respectively.

The honesty and integrity of our business conduct must not be compromised.  The Company will not condone ethical violations for the sake of personal gain, personal advantage, expediency or perceived business advantage.

3.	Accounting, Auditing Matters and Public Disclosure Obligations

Full, fair, accurate, timely and understandable disclosure is required in all reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”). The Nasdaq Stock Market LLC (“Nasdaq”) and in any other public communications.  In addition, the Company’s requirement that directors, officers and employees, including the principal executive officer, the principal financial officer, the controller or principal accounting officer, and any person who performs a similar function, follow the highest ethical standards, applies directly to all actions that involve business accounting, financial reporting, internal accounting controls, auditing matters and public disclosure obligations.

The Company expects that all employees who participate in the preparation of any part of the Company’s financial statements, SEC disclosures or other public communications will follow the following guidelines:

•	Be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting;

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Act with honesty and integrity, avoiding violations of this Code, including actual or apparent conflicts of interest (as further described in Section 4 of this Code) with the Company in personal and professional relationships;

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Disclose to the Compliance Officer any material transaction or relationship that reasonably could be expected to give rise to any violations of this Code, including actual or apparent conflicts of interest with the Company;

•	Provide the Company’s other employees and directors, consultants, and advisors with information that is accurate, complete, objective, relevant, timely and understandable;

•	Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company’s periodic reports filed with the SEC and other public communications;

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated;

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Respect the confidentiality of information acquired in the course of your work except where you have Company approval or where disclosure is otherwise legally mandated.  Confidential information acquired in the course of your work will not be used for personal advantage;

•	Share and maintain skills important and relevant to the Company’s needs;

•	Proactively promote ethical and lawful behavior among peers in your work environment;

•	Achieve responsible use of and control over all assets and resources employed or entrusted to you; and

•	Record or participate in the recording of entries in the Company’s books, records and accounts that are accurate to the best of your knowledge.

4.	Conflicts of Interest

Without prejudice to applicable law dealing with conflict of interest situations, any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise approved by the Company.  The Company believes that it is in the best interests of the Company and its stockholders and other stakeholders and is consistent with the obligations of the Company’s directors, officers and employees to establish the policy that all business decisions will reflect independent judgment and discretion, uninfluenced by any considerations other than those honestly believed to be in the best interests of the Company and its stockholders and other stakeholders.  Even the appearance of a conflict of interest can be damaging and should be avoided.

Any decision will be deemed to be in conflict with this Code and the interests of the Company if, in the course of affiliation with the Company, the director’s, officer’s or employee’s judgment or discretion is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee.  The divided loyalty that is present when a director, officer or employee has a conflict of interest could potentially lead to serious problems for the Company and could be grounds for disciplinary action or termination by the Company.  A conflict of interest can also arise when an employee takes an action or has an outside interest, responsibility or obligation that may make it difficult for such employee to perform his or her duties objectively and/or effectively in accordance with the Company’s policies and in the best interests of the Company and its stockholders and other stakeholders.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your manager or supervisor or the Compliance Officer.  Any director, officer or employee who becomes aware of a conflict or potential conflict should bring it to the attention of a manager or supervisor or the Compliance Officer or follow the procedures described in Sections 15-16 of this Code.

It is not possible to describe every situation or occurrence that could lead to a conflict of interest between a director, officer or employee and the Company.  The following events are intended to describe, by way of example, situations that could occur and that constitute or could lead to a conflict of interest with the Company:

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Relationships with Competitors, Customers or Suppliers:  It is almost always a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier of the Company.  Directors, officers and employees are not allowed to work for a competitor as an employee, independent contractor, consultant or board member.  The best policy is to avoid any direct or indirect business connection with the Company’s competitors, customers and suppliers, except at the direction of the Company.  Stock ownership of 1% or more of the outstanding equity and other financial interests or participation in any competitor, customer or supplier of the Company will need to be reported to the Compliance Officer.

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Indirect Interests and Relationships:  A conflict of interest can arise because of the business activities of an affiliate of the director, officer or employee.  The term affiliate includes close family members and family members who live in the same household as the director, officer or employee.  A director, officer or employee has a potential conflict of interest whenever an affiliate has a significant interest in a transaction or a significant relationship with any customer, supplier or competitor of the Company.  The director, officer or employee should not make or influence any decision that could directly or indirectly benefit his or her affiliate and, in order to protect the director, officer or employee and the Company from the appearance of a conflict of interest, all relationships of this nature will need to be reported to the Compliance Officer.

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Business Gratuities, Gifts, Loans and Entertainment:  A director, officer or employee should not accept business gratuities or gifts (including entertainment) from competitors, customers or suppliers of the Company or anyone else having or seeking business with the Company, except as permitted below, or accept loans from any person having or seeking business with the Company (other than loans from banks or financial institutions at prevailing market rates and terms).  In short, the purpose of business gratuities and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with competitors, customers or suppliers.

No business gratuity or gift should be offered, given, provided or accepted by any director, officer or employee or their affiliates unless it:  (i) is not a cash gift, (ii) is consistent with customary business practices and the Company’s Policy on Interactions with Healthcare Professionals, (iii) is not excessive in value, (iv) cannot be construed as a bribe and is not reasonably calculated to influence a decision, and (v) does not violate any laws or regulations.  Please discuss with your manager or supervisor or the Compliance Officer any gifts or proposed gifts that you are not certain are appropriate.  Any gifts or other relationships with government employees, regardless of value, may be against the law or policies governing federal, state or local government employees.  A more detailed discussion regarding relationships with governmental personnel is set forth in Section 12 of this Code.

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Business Related Functions:  Participation in business related functions is permitted, including the acceptance of lunches or other meals.  However, each director, officer or employee should exercise care to ensure that such functions are necessary and related to the conduct of business on behalf of the Company.  If in doubt, the Compliance Officer should be consulted.

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Outside Business Activities:  As a general rule, the Company does not allow its directors, officers or employees to participate or engage in business activities outside of their employment with the Company.  Participation on a part-time or other basis in any outside business or employment will generally be a conflict of interest if the director’s, officer’s or employee’s participation in that business could interfere with his or her ability to devote proper time and attention to his or her duties or employment with the Company.  Directors, officers and employees are not permitted to indicate or imply Company sponsorship or support of an outside business activity, without the Company’s prior approval.

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Nonbusiness Activities:  Participation in the activities of a trade association, professional society, charitable institution or governmental institution on a noncompensated basis or holding a public office (with or without compensation) will not generally create a conflict of interest in violation of this Code.  However, unless the Company’s prior approval is obtained, such activities are to be conducted in a manner that does not involve the Company or its assets or facilities, and does not create the appearance of Company involvement or endorsement.  If any director, officer or employee is unsure of his or her particular situation, the Compliance Officer should be consulted.

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Business Partners:  No director, officer or employee may recommend any third party for work for the Company on a project, transaction or otherwise where the third party’s compensation is paid on the basis of any kickback or fee sharing arrangement with the director, officer or employee, nor may a director, officer or employee recommend any third party without full disclosure to and written approval by the Chief Executive Officer or Compliance Officer, if such third party has any familial or pre-existing monetary relationship with the director, officer or employee or if such director, officer or employee has an equity or stock ownership position in such third party.

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Political Contributions:  No director, officer or employee shall, in his or her capacity as a director, officer or employee, make any loan, donation, contribution or payment to a political party, candidate or action committee or any member of a legislative body or any committee thereof, for or on behalf of the Company or any project or development in which the Company is engaged, nor shall a director, officer or employee of the Company reimburse any individual who does.  Nothing contained in this paragraph shall prohibit a director, officer or employee from taking any of the above actions in his or her name, provided that the action is exclusively on the director’s, officer’s or employee’s own accord and is not an indirect means of accomplishing one of the prohibited actions.

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Personal Use of Company Property and Company Information:  It is against Company policy for any director, officer or employee to use or divert any Company property, including services of other employees and Company information, for his or her own advantage or benefit or for use in outside business activities or non-business activities unrelated to the Company, or use the Company’s letterhead when writing personal correspondence.

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Business Opportunities:  Directors, officers and employees should not take direct or indirect advantage of any business opportunity that is received by reason of their relationship with the Company and in which the Company may be interested, unless such opportunity has been presented for consideration by the Company and has been rejected by the Company and such activity is not prohibited under other Sections of this Code.

5.	Insider Trading

Directors, officers and employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or any other purpose except the conduct of our business and in strict conformance with all applicable laws and SEC regulations.

All non-public information about the Company or about companies with which we do business should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  The Company’s policy on insider trading is set forth more fully in the Insider Trading Policy furnished to all directors, officers and employees.  In the event of any inconsistencies between the provisions of this Code and the Company’s Insider Trading Policy, the Insider Trading Policy will control.  Employees are required to know and comply with the Company’s policies relating to insider trading.  If you have any questions, please consult the Compliance Officer.

6.	Competition and Fair Dealing

We seek to outperform our competition fairly and honestly through superior performance, and never through unethical or illegal business practices.  Stealing proprietary information from others, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.  Each director, officer and employee should endeavor to respect the rights of and deal fairly with the Company’s competitors, customers, suppliers, directors, officers and employees.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.

The Company must comply with antitrust and competition laws in the United States, Canada and elsewhere around the world.  These laws require businesses to compete fairly and prohibit agreements among competitors that restrain trade or reduce competition, such as agreements to fix, stabilize or control prices, limit output, allocate geographic territories or boycott certain suppliers or customers.  Certain kinds of information, such as pricing, production and inventory, should not be exchanged with competitors, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social.  Antitrust laws impose severe penalties for certain types of violations, potentially including millions of U.S. dollars’ worth of fines and damages, which may be tripled under certain circumstances, as well as criminal penalties.  You should promptly contact your manager or supervisor or the Compliance Officer with any questions relating to any potential antitrust issues.

If the ethical or legal requirements of a situation are unclear or if you have any questions, please contact the Compliance Officer as soon as practicable.

7.	Diversity, Discrimination, Harassment and Retaliation

The diversity of the Company’s employees is a tremendous asset.  We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination, harassment or retaliation based on race, color, age, gender (including gender identity and expression), sexual orientation, religion, marital status, national origin, ancestry, citizenship, physical or mental disability, genetic information, uniformed service, political viewpoint or veteran status.  This policy also prohibits discrimination against any person who provides information to a federal regulatory or law enforcement agency, a member of a legislative body or any committee thereof, or to a manager or supervisor concerning conduct that the employee reasonably believes constitutes a violation of securities laws or any provision of U.S. federal law relating to fraud against shareholders.  The Company also prohibits discriminatory harassment of any employee covered by the policy against discrimination.

No director, officer or employee may retaliate against an individual for bringing a complaint of discrimination or for participating in an investigation or proceeding involving a complaint of discrimination.  Any person who participates in any retaliation is subject to disciplinary action, including termination.

Any employees involved in an investigation of a potential violation of this Code or other applicable law must not discuss with or disclose to any person not directly involved in conducting the investigation any information relating thereto unless otherwise required by applicable law.

No one may take any retaliatory or other adverse action against any person for providing to a law enforcement officer any truthful information relating to the commission or possible commission of any federal offense.

8.	Health and Safety

The Company strives to provide each director, officer and employee with a safe and healthful work environment.  Each officer and employee has responsibility for maintaining a safe and healthy workplace for all directors, officers and employees by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions.

Violence and threatening behavior are not permitted.  Officers and employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.  The use of illegal drugs or alcohol in the workplace will not be tolerated.  The Company’s policy on drug and alcohol use is set forth more fully in the Company’s Substance Abuse and Drug Testing Policy.  In addition, firearms and other weapons of any kind may not be brought to any property of the Company or carried while conducting the Company’s business, whether at or away from the Company’s facilities.

9.	Record-Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If you are not sure whether a certain expense is legitimate, ask your manager or supervisor or the Company’s Controller.

The Company’s books, records, accounts and financial statements are used and relied upon to create reports for management, stockholders, creditors, governmental agencies and others.  For example, the Company relies upon accounting and other corporate records in preparing periodic and current reports that are required to be filed with the SEC in the United States.  These reports must provide accurate and timely disclosure and fairly present the Company’s corporate structure and its financial condition and results of operations.  Accordingly, the Company’s books, records and accounts must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  In furtherance of the foregoing, each director, officer and employee will (i) not take or authorize any action that would cause the Company’s financial records or disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC (or equivalent non-U.S. government agencies) or other applicable laws; (ii) cooperate and provide any information necessary or appropriate to help ensure the Company’s books, records, accounts and financial statements, as well as the Company’s filings with the SEC, are accurate and complete; and (iii) not take or authorize any action to fraudulently induce, manipulate or mislead the Company’s independent public accountants or other advisers.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to emails, voicemails, text messages, internal memos and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies.  In accordance with those policies, in the event of litigation or governmental investigation, please consult the Company’s General Counsel.

10.	Confidentiality

Directors, officers and employees must maintain the confidentiality of the information entrusted to them by the Company or its customers, suppliers or other business partners, except when disclosure is authorized by the Chief Executive Officer, the General Counsel, or required by law.  Employees are generally required to execute confidentiality agreements upon joining the Company and must adhere to the confidentiality and non-use obligations contained in these agreements.

Confidential information includes all non-public information related to the Company or its business, including information that might be of use to competitors or harmful to the Company or its customers, suppliers or business partners, if disclosed.  It also includes information that suppliers, customers and business partners have entrusted to us.  Upon terminating employment or service with the Company, directors, officers and employees must return all confidential or proprietary information in their possession.  The obligation to preserve confidential information continues even after employment or service on the Board ends.

All directors, officers and employees should also take care not to inadvertently disclose confidential information.  Materials that contain confidential information, such as memos, notebooks, computer disks, flash drives and laptop computers, should be stored securely.  It is important that all employees take necessary measures to ensure the security of their computer and voicemail passcodes.  Directors, officers and employees must be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within the Company, or in and around the Company’s facilities.  All Company emails, voicemails, text messages and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes.  In addition to the above responsibilities, if a director, officer or employee is handling information protected by any privacy policy published by the Company, he or she must handle that information in accordance with the applicable policy.

Directors and employees are generally not authorized to speak on behalf of the Company.  If a director or employee is contacted and asked to discuss Company business by any members of the press, investors or market analysts, he or she should not provide any information.  Instead, the director or employee should advise the outside party that the director or employee is not authorized to discuss the subject, and refer them to the Company’s Vice President, Corporate Communications or Chief Financial Officer.

Similarly, unauthorized posting or discussion of any information concerning the Company’s business, information or prospects on the Internet is prohibited.  Directors and employees are not authorized to speak on behalf of the Company and may not discuss the Company’s business, information or prospects on any social media websites or platforms or online forums or message boards or in any chat rooms, regardless of whether they use their own name or a pseudonym and regardless of whether the communication is being made in a personal or a professional capacity.  When using social media, a director or employee should always:

•	State that his or her social media postings are solely the opinions of the director or employee and not the Company;

•	Take every possible precaution to ensure that he or she is not disclosing any confidential information about the Company or other third parties that do business with the Company; and

•	Refrain from using the Company or third party logos or trademarks without prior written approval.

11.	Protection and Proper Use of Company Assets

All directors, officers and employees should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.

The obligation of directors, officers and employees to protect the Company’s assets includes the Company’s proprietary information.  Proprietary information includes technology, intellectual property, research and development, business, marketing and service plans, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.

The Company’s management has the right to access items or materials placed or kept within the Company’s facilities, including telephone systems, office systems, electronic files, desks, other furniture, lockers or offices.  Personal items, messages or information that employees consider private and/or confidential should not be stored in the Company’s workplace.  All emails, voicemails, computers and personal files stored on the Company’s computers are the Company’s property.  Additionally, in order to protect its employees and assets, the Company may ask to search an employee’s personal property, including briefcases, boxes or bags, that are located at or being removed from the Company’s property.  Employees are expected to cooperate with any such requests.  Employees are not permitted to access other employees’ work spaces or personal items or belongings, including electronic files, without prior approval from the Company’s General Counsel.

12.	International Business Laws; Payments to Government Personnel and Foreign Operations

It is always important that employees conducting international business know and abide by the laws of the countries to which they travel, in which they operate or where they are otherwise involved in activities or transactions.  These laws govern the conduct of our employees throughout the world.  If you participate in these business activities, you should know, understand, and strictly comply with these laws and regulations.  If you are not familiar with these rules, consult with your manager or supervisor or the General Counsel.

In addition, the Company expects its employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the United States, including the U.S. Foreign Corrupt Practices Act (FCPA), which prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make illegal payments to government officials of any country.  In addition, the U.S. government has a number of laws and regulations regarding business gratuities and gifts that may be accepted by U.S. government personnel.  The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense.  State and local governments, as well as foreign governments, may also have similar rules.  Additional discussion regarding restrictions on business gratuities and gifts is set forth in Section 4 of this Code.

U.S. law also prohibits U.S. companies, their subsidiaries and their employees from doing certain business with, or traveling to, certain countries subject to embargoes and sanctions imposed by the U.S. government (currently Cuba, Iran, North Korea, Sudan, Syria and Venezuela), as well as specific companies and individuals identified on lists published by the U.S. Treasury Department.  Similarly, U.S. law prohibits U.S. companies, their subsidiaries and their employees from cooperating with international boycotts which the U.S. government does not sanction and requires them to comply with applicable national and multinational export control laws.  The Company’s General Counsel can provide guidance to you in these areas.

In some countries, business practices are based on less stringent or different codes of conduct than the Company’s.  For business dealings in such countries, this Code shall govern, unless variances by the employee’s manager or supervisor, allowed by law and based on sound business judgment, have been approved in advance in writing by the Company.  Regardless, employees may never offer money, favors or anything else of value, whether directly or indirectly, to a governmental official in order to influence or reward a regulatory or other official decision.  If you are solicited for money, favors or anything else of value by or on behalf of a governmental official, you must report the incident immediately to your manager or supervisor and the General Counsel.

13.	Waivers of the Code of Business Conduct and Ethics

Requests for a waiver of a provision of this Code of Conduct must be submitted in writing to the Compliance Officer for appropriate review, and an officer, director or appropriate Board committee will decide the outcome.  For conduct involving an executive officer or Board member, only the Board of Directors has the authority to waive a provision of this Code.  In addition, the Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K under the U.S. Securities Exchange Act of 1934, as amended, before it is consummated.  In the event of an approved waiver involving the conduct of an executive officer or Board member, appropriate and prompt disclosure must be made to the Company’s stockholders as and to the extent and in the manner required by applicable exchange listing standards or any other regulation.

14.	Personal Responsibility

We must all work to ensure prompt and consistent action in the event of potential violations of this Code.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself:  What specifically am I being asked to do? Does it seem unethical, illegal or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense; if something seems unethical, illegal or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your manager or supervisor.  This is the basic guidance for all situations.  In many cases, your manager or supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager or supervisor’s responsibility to help solve problems.

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Seek help from Company resources.  In the rare case where it may not be appropriate to discuss an issue with your manager or supervisor, or where you do not feel comfortable approaching your manager or supervisor with your question or are not satisfied with your manager or supervisor’s response, discuss it locally with your manager or supervisor or with the Vice President, Human Resources or Compliance Officer.

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You may report Code violations in confidence and without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation of any kind against directors, officers or employees for good faith reports of Code violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

15.	Reporting/Investigation Procedures

Any director, officer or employee who reasonably believes that there has been a material violation of this Code of Conduct should report it immediately to the Compliance Officer.  If a director, officer or employee feels uncomfortable speaking with the Compliance Officer, he or she should contact the Chief Executive Officer.  The Compliance Officer (or his or her designee) will promptly investigate the matter.  The investigation will be handled discreetly and appropriately, and the information will be disclosed to others only on a need-to-know basis and as required by law.  There will be no retaliatory or other adverse action taken against a director, officer or employee who reports violations of this Code of Conduct in good faith or who participates in the investigation.  If the investigation leads to a conclusion that a material violation of this Code of Conduct has occurred, the Company will take appropriate corrective action, which may include removal from a position as director or officer or dismissal as an employee of the Company.

The Company recognizes the potentially serious impact of a false accusation.  As part of the ethical standards required by this Code of Conduct, directors, officers and employees are expected to act responsibly in making complaints.  Making a complaint without a good faith basis is itself an ethical violation.  Any director, officer or employee who makes a complaint in bad faith will be subject to appropriate corrective action including dismissal.

16.	Procedures for Submitting Confidential, Anonymous Complaints Regarding Accounting and Auditing Matters

As an alternative to the procedures defined in Section 15 of this Code, any director, officer or employee who reasonably believes that there has been a material violation of this Code of Conduct caused by questionable accounting, financial or auditing matters, disclosure matters, potential violations of securities laws or fraud against stockholders, has the right to submit a confidential, anonymous complaint to the Company.  This includes but is not limited to violations relating to the award performance or closeout of a contract or subcontractor where there is credible evidence of (a) a violation of federal criminal law involving fraud, conflict of interest, bribery or gratuity as set forth in Title 18 of the United States Code, (b) a violation of the U.S. Civil False Claims Act, or (c) significant over-payment on a contract.  The complaint should be made in written form and provide sufficient information so that a reasonable investigation can be conducted.  Additional information concerning the procedures to be followed for this type of complaint is set forth in the Company’s Audit Committee Procedures for Reporting and Investigating Complaints.

17.	Violations of the Code of Business Conduct and Ethics

In the event of violations of this Code of Conduct, the Company shall, in compliance with applicable law, take actions reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code, which can include written notices to the individuals involved in a violation, censure by the Company’s Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment or service as a director.  In determining what action is appropriate in a particular case, the Company shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.  In the case of a violation by a director or executive officer of the Company, the occurrence of the violation and any actions to be taken by the Company in response to such actions shall be subject to approval by the Board of Directors.